This slide is not for distribution in isolation and must be viewed in conjunction with the accompanying term sheet, product supplement, prospectus supplement and prospectus, which further describe the terms, conditions and risks associated with the notes.
JPMorgan Auto Callable Contingent Interest Notes linked to the Common Stock of
Ford Motor Cooration, due September 24, 2014

The notes are designed for investors who seek a Contingent Interest Payment (i)
with respect to each Review Date (other than the final Review Date) for which the closing price of one share of the Reference Stock or (ii) with respect to the final Review Date for which the Final Stock Price is greater than or equal to the Interest Barrier.

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Trade Details/Characteristics
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Reference Stock                             The common stock, par value $0.01
                                            per share, of Ford Motor Cooration
                                            (F)

Contingent Interest Payments:               If the notes have not been
                                            previously called and (i) with
                                            respect to any Review Date (other
                                            than the final Review Date) the
                                            closing price of one share of the
                                            Reference Stock on that Review Date
                                            (other than the final Review Date)
                                            or (ii) with respect to the final
                                            Review Date the Final Strock Price
                                            is greater than or equal to the
                                            Interest Barrier, you will receive
                                            on the applicable Interest Payment
                                            Date for each $1,000 principal
                                            amount note a Contingent Interest
                                            Payment equal to $33.13 (equivalent
                                            to an interest rate of 13.25% per
                                            annum, payable at a rate of 3.3125%
                                            per quarter). If (i) with respect to
                                            any Payment Date (other than the
                                            final Review Date) the closing price
                                            of one share of the Reference Stock
                                            on that Review Date (ii) or with
                                            respect to the final Review Date,
                                            the Final Stock Price is less than
                                            the Interest Barrier, no Contingent
                                            Interest Payment will be made with
                                            respect to that Review Date.

Interest Barrier / Trigger Level:           80% of the Initial Stock Price
                                            (subject to adjustments)

Interest Rate:                              13.25% per annum, payable at a rate
                                            of 3.3125% per quarter, if
                                            applicable

Automatic Call:                             If the closing price of one share of
                                            the Reference Stock on any Review
                                            Date (other than the final Review
                                            Date) is greater than or equal to
                                            the Initial Stock Price, the notes
                                            will be automatically called for a
                                            cash payment, for each $1,000
                                            principal amount note, equal to (a)
                                            $1,000 plus (b) the Contingent
                                            Interest Payment applicable to that
                                            Review Date, payable on the
                                            applicable Call Settlement Date.
                                            Payment at Maturity: If the notes
                                            have not been previously called and
                                            the Final Stock Price is greater
                                            than or equal to the Trigger Level,
                                            you will receive a cash payment at
                                            maturity, for each $1,000 principal
                                            amount note, equal to (a) $1,000
                                            plus (b) the Contingent Interest
                                            Payment applicable to the final
                                            Review Date. If the notes have not
                                            been previously called and the Final
                                            Stock Price is less than the Trigger
                                            Level, at maturity you will lose 1%
                                            of the principal amount of your
                                            notes for every 1% that the Final
                                            Stock Price is less than the Initial
                                            Stock Price. Under these
                                            circumstances, your payment at
                                            maturity per $1,000 principal amount
                                            note will be calculated as follows:
                                            $1,000 + ($1,000 [] Stock Return).
                                            If the notes have not been
                                            automatically called and the Final
                                            Stock Price is less than the Trigger
                                            Level, you will lose more than 20%
                                            of your initial investment and may
                                            lose all of your initial investment
                                            at maturity.

Stock Return:                               (Final Stock Price - Initial Stock
                                            Price) / Initial Stock Price

Initial Stock Price:                        Closing price of the Reference Stock
                                            on pricing date, divided by the
                                            Adjustment Factor

Final Stock Price:                          The arithmetic average of the
                                            closing prices of one share of the
                                            Reference Stock on each of the
                                            Ending Averaging Dates.

Ending Averaging Dates:                     September 15, 2014, September 16,
                                            2014, September 17, 2014, September
                                            18, 2014, and the final Review Date

Review Dates:                               December 19, 2013 (first Review
                                            Date), March 20, 2014 (second Review
                                            Date), June 19, 2014 (third Review
                                            Date), and September 19, 2014 (final
                                            Review Date)

Preliminary term sheet                      http://www.sec.gov/Archives/edgar/data/19617/
                                            000095010313005270/dp40542_fwp-0904.htm

Please see the term sheet hyperlinked above for additional information about the notes, including JPMS's estimated value, which is the estimated value of the notes when the terms are set.
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Risk Considerations
--------------------------------------------------------------------------------
The risks identified below are not exhaustive. Please see the term sheet hyperlinked above for more information.
[] Your investment in the notes may result in a loss of some or all of your principal and is subject to the credit risk of JPMorgan Chase & Co.
[] The notes do not guarantee the payment of interest and may not pay interest at all.
[] The appreciation potential of the notes is limited, and you will not participate in any appreciation in the price of the Reference Stock.
[] The benefit provided by the Trigger Level may terminate on the final Review Date.
[] JPMorgan Chase & Co.  and its affiliates play a variety of roles in connection with the notes and their interests may be adverse to yours.
[] If the notes are automatically called early, there is no guarantee that you will be able to reinvest the proceeds at a comparable return
[] JPMS's estimated value of the notes will be lower than the original issue price (price to public) of the notes.
[] JPMS's estimated value does not represent the future values of the notes and may differ from others' estimates
[] JPMS's estimated value is not determined by reference to credit spreads for our conventional fixed rate debt.
[] The value of the notes as published by JPMS will likely be higher than JPMS's then-current estimated value of the notes for a limited time.
[] Secondary market prices of the notes will be impacted by many economic and market factors.
[] No ownership or dividend rights in the Reference Stock.
[] Risk of the closing price of the Reference Stock falling below the Interest
Barrier or Trigger Level is greater if the Reference Stock is volatile.
[] Lack of liquidity - JPMS intends to offer to purchase the notes in the secondary market but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily.
[] The anti-dilution protection for the Reference Stock is limited and may be discretionary.
[] The averaging convention used to calculate the Final Stock Price could limit returns.
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Hypothetical Return on a Note
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                               [GRAPHIC OMITTED]
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What Are the Payments on the Notes, Assuming a Range of Performances for the
Reference Stocks?
The following table illustrates payments on the notes, assuming a range of performance for the Reference Stock on a given Review Date. forth

The hypothetical payments set below assume an Initial Stock Price of $16.00, an
Interest Barrier and a Trigger Level of $12.80 (equal to 80% of the hypothetical Initial Stock Price) and reflect the Interest Rate of 13.25% per annum (payable at a rate of 3.3125% per quarter) . The hypothetical total returns set forth below are for illustrative purposes only and may not be the actual total returns applicable to a purchaser of the notes. The numbers appearing in the following table and examples have been rounded for ease of analysis.

                               [GRAPHIC OMITTED]

(1) The notes will be automatically called if the closing price of one share of the Reference Stock on any Review Date (other than the final Review Date) is greater than or equal to the Initial Stock Price.
(2) You will receive a Contingent Interest Payment in connection with a Review
Date (other than the final Review Date) if the closing price of one share of the Reference Stock on that Review Date is greater than or equal to the
Interest Barrier.
(3) You will receive a Contingent Interest Payment in connection with the final
Review Date if the Final Stock Price is greater than or equal to the Interest
Barrier.

SEC Legend: JPMorgan Chase & Co. has filed a registration statement (including a prospectus) with the SEC for any offerings to which these materials relate.
Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that JPMorgan Chase &
Co. has filed with the SEC for more complete information about JPMorgan Chase &
Co. and this offering. You may get these documents without cost by visiting
EDGAR on the SEC Web site at www.sec.gov. Alternatively, JPMorgan Chase & Co., any agent or any dealer participating in the this offering will arrange to send you the prospectus, the prospectus supplement as well as any relevant product supplement and term sheet if you so request by calling toll-free 866-535-9248.
IRS Circular 230 Disclosure: JPMorgan Chase & Co. and its affiliates do not provide tax advice. Accordingly, any discussion of U.S. tax matters contained herein (including any attachments) is not intended or written to be used, and cannot be used, in connection with the promotion, marketing or recommendation by anyone unaffiliated with JPMorgan Chase & Co. of any of the matters address herein or for the purpose of avoiding U.S. tax-related penalties.
Investment suitability must be determined individually for each investor, and the financial instruments described herein may not be suitable for all investors. The products described herein should generally be held to maturity as early unwinds could result in lower than anticipated returns. This information is not intended This material is not a product of J.P. Morgan
Research Departments. J.P. Morgan is the marketing name for JPMorgan Chase &
Co. and its subsidiaries and affiliates worldwide. J.P. Morgan Securities LLC
("JPMS") is a member of FINRA, NYSE and SIPC. Clients should contact their salespersons at, and execute transactions through, a J.P. Morgan entity qualified in their home jurisdiction unless governing law permits otherwise.
Filed pursuant to Rule 433
Registration Statement No. 333-177923
Dated: September 04, 2013